EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Fourth Quarter and Full Year 2017

Robust Revenue Growth Drives Record Earnings for Fourth Quarter and Full Year 2017

Strong Full Year 2017 EPS Growth of 19%

Company Enters 2018 with Booked Position at All-Time High

MIAMI, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2017, as well as provided guidance for the first quarter and full year 2018.

Full Year 2017 Highlights

  The Company generated GAAP net income of $759.9 million or EPS of $3.31.  Adjusted Net Income was $907.7 million or Adjusted EPS of $3.96.
  Company beat full year earnings expectations, surpassing the midpoint of its initial February 2017 Adjusted EPS guidance of $3.80 by $0.16.
  Adjusted ROIC reached double-digit levels for the year.
  Total revenue increased 10.7% to $5.4 billion. Gross Yield increased 4.4%.  Adjusted Net Yield increased 5.0% on a Constant Currency basis, exceeding the Company’s initial February 2017 guidance of 1.75% by 325 basis points.
  Company selected to join prestigious S&P 500 Index.
  Company’s three award-winning brands sailed inaugural voyages to Cuba, making the Company the first operator to have all brands approved to sail to Cuba.
  Successful launch of Norwegian Joy, marking the Company’s entry into the Chinese cruise market.
  Company bolstered its growth trajectory through 2025 with order for next generation of ships for the Norwegian Cruise Line brand.

Full Year 2018 Highlights

  Strong financial track record continues as Company anticipates fifth consecutive year of double-digit EPS growth.
  Company’s 2018 booked position at all-time high entering the year with load factor and pricing higher than prior year across all three brands driven by strong demand across all core markets.
  Adjusted Net Yield growth guidance on a Constant Currency basis for full year and first quarter 2018 of approximately 2.0% and 0.5%, respectively.
  Norwegian Bliss, the first custom-designed ship for the lucrative Alaska cruise market, will join the fleet in the second quarter.

“The strong, record performance we delivered in 2017 was the perfect end to a historic year as we celebrate the five year anniversary of our initial public offering. Over the last five years we have continued our track record of consistent financial performance with a more than sixfold increase in EPS, a doubling of revenue and the expansion of Adjusted ROIC to double-digit levels," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “It has been a remarkable journey for our Company with more major milestones to come and an amazing trajectory of profit growth for 2018 and beyond. Our solid revenue and earnings performance will continue in 2018, having entered the year in the best booked position in our Company’s history with pricing above prior year across all three of our brands."

Fourth Quarter 2017 Results

GAAP net income was $98.8 million or EPS of $0.43 compared to $72.2 million or $0.32 in the prior year.  The Company generated Adjusted Net Income of $156.8 million or Adjusted EPS of $0.68 compared to $127.7 million or $0.56 in the prior year.

Revenue increased 11.1% to $1.2 billion compared to $1.1 billion in 2016.  Adjusted Net Revenue increased 12.6% to $969.7 million compared to $861.6 million in 2016.  These increases were primarily attributed to the addition of Norwegian Joy to the fleet, along with strong organic pricing growth across all core markets.  Gross Yield increased 2.5% and Adjusted Net Yield increased 3.4% on a Constant Currency basis and 3.9% on an as reported basis.

An increase in Capacity Days along with an increase in marketing, general and administrative expenses increased total cruise operating expense 8.4% in 2017 compared to 2016.  Gross Cruise Costs per Capacity Day increased 1.2%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.8% on a Constant Currency basis and 3.2% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $460 from $459 in 2016.  The Company reported fuel expense of $94.3 million in the period.

Interest expense, net decreased to $84.3 million in 2017 from $88.0 million in 2016. In connection with refinancings of our senior notes and certain of our credit facilities, interest expense, net included losses on extinguishment of debt and debt modification costs of $23.9 million in 2017 and $28.1 million in 2016.

Full Year 2017 Results

GAAP net income was $759.9 million or EPS of $3.31 compared to $633.1 million or $2.78 in the prior year.  The Company generated Adjusted Net Income of $907.7 million or Adjusted EPS of $3.96 compared to $776.3 million or $3.41 in the prior year, despite unprecedented weather-related headwinds experienced in 2017. This strong growth follows a 49.5% increase in GAAP EPS and an 18.4% increase in Adjusted EPS from 2015 to 2016, further demonstrating the Company’s continued underlying earnings power.

Revenue increased 10.7% to $5.4 billion compared to $4.9 billion in 2016. Net Revenue increased 11.2% to $4.2 billion compared to $3.8 billion in 2016. These increases were primarily attributed to a 6.0% increase in Capacity Days due to the delivery of Norwegian Joy in April 2017, Regent’s Seven Seas Explorer in June 2016 and Oceania Cruises’ Sirena in April 2016 and strong organic pricing growth across all core markets.  Gross Yield increased 4.4% and Adjusted Net Yield increased 5.0% on a Constant Currency basis and 4.8% on an as reported basis.

An increase in Capacity Days along with an increase in marketing, general and administrative expenses increased total cruise operating expense 7.5% in 2017 compared to 2016.  Gross Cruise Costs per Capacity Day increased 2.9%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.8% on a Constant Currency basis and 2.9% on an as reported basis.

Fuel price per metric ton, net of hedges decreased to $465 from $466 in 2016.  The Company reported fuel expense of $361.0 million in the period.

Interest expense, net decreased to $267.8 million in 2017 from $276.9 million in 2016. Interest expense for 2017 reflects higher interest rates due to an increase in LIBOR, as well as an increase in average debt balances outstanding primarily associated with the delivery of new ships and newbuild installments.  In connection with refinancings of our senior notes and certain of our credit facilities, interest expense, net included losses on extinguishment of debt and debt modification costs of $23.9 million in 2017 and $39.2 million in 2016.

Other income (expense), net was an expense of $10.4 million in 2017 compared to an expense of $8.3 million in 2016. In 2017, the expense was primarily related to losses on foreign currency exchange.  In 2016, the expense was primarily related to $16.1 million of unrealized and realized losses on fuel swap derivative hedge contracts partially offset by $4.5 million of gains on foreign currency exchange and $3.9 million of gains on foreign currency exchange derivative hedge contracts.

2018 Outlook

“The continued strong global demand for our portfolio of brands will enable us to further grow revenue, resulting in our sixth consecutive year of Net Yield growth.  This, coupled with the benefit of the launch of Norwegian Bliss and a continued focus on costs, will drive 2018 earnings to record highs,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

2018 Guidance and Sensitivities

In addition to announcing the results for the fourth quarter and full year 2017, the Company also provided guidance for the first quarter and full year 2018, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2018 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	First Quarter 2018		Full Year 2018
	As Reported	Constant Currency	As Reported	Constant Currency

Adjusted Net Yield	Approx. 1.25%	Approx. 0.50%	Approx. 2.75%	Approx. 2.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. (1.75%)	Approx. (2.75%)	0.5% to 1.5%	Flat to 1.0%
Adjusted EPS	Approx. $0.52		$4.45 to $4.65
Adjusted Depreciation and Amortization (1)	Approx. $126 million		Approx. $553 million
Adjusted Interest Expense, net	Approx. $61 million		Approx. $275 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (2)	$0.04		$0.20
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.03		$0.10

(1) Excludes $6.2 million and $24.9 million of amortization of intangible assets related to the Acquisition of Prestige in the first quarter and full year 2018, respectively.
(2) Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2018	Full Year 2018
Fuel consumption in metric tons	205	840
Fuel price per metric ton, net of hedges	$450	$465
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.08

As of December 31, 2017, the Company had hedged approximately 65%, 48%, and 26% of its total projected metric tons of fuel consumption for the full year 2018, 2019, and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	2018	2019	2020
% of HFO Consumption Hedged	80%	57%	52%
Average USGC Price / Barrel	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	21%	21%	11%
Average Brent Price / Barrel	$46.50	$49.25	$51.85

The following reflects the foreign currency exchange rates the Company used in its first quarter and full year 2018 guidance.

	Current Guidance - February	Prior Guidance – November
Euro	$1.24	$1.16
British pound	$1.42	$1.33
Australian Dollar	$0.81	$0.77
Canadian Dollar	$0.81	$0.78

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of December 31, 2017, anticipated capital expenditures were $1.5 billion, $1.3 billion and $0.8 billion for the years ending December 31, 2018, 2019 and 2020, respectively. We have export credit financing in place for the expenditures related to ship construction contracts of $0.8 billion, $0.6 billion and $0.5 billion for the years ended December 31, 2018, 2019 and 2020, respectively.

Company Updates and Other Business Highlights

Listing Transferred to the New York Stock Exchange

In December, the Company announced the transfer of its ordinary shares from the Nasdaq Global Select Market (Nasdaq) to the New York Stock Exchange (NYSE).  The Company began trading on the NYSE on December 19, 2017. This transfer marked the latest initiative to increase the Company’s profile in the marketplace and enhance shareholder value by drawing on the NYSE’s unique competencies and capabilities which makes it the ideal listing platform for the Company.

Norwegian Cruise Line Named New Ship to Launch in 2019, Norwegian Encore

Norwegian Cruise Line announced the name of the brand’s seventeenth and largest ship, Norwegian Encore, scheduled for delivery from MEYER WERFT in fall 2019. Norwegian Encore will be the line’s fourth and final ship in the Breakaway Plus Class, the most successful class in the brand’s history. At nearly 170,000 gross tons and accommodating up to 4,800 guests, Norwegian Encore will sail weekly seven-day Caribbean cruises each Sunday from PortMiami, offering guests the superior service, world-class entertainment, signature dining and onboard experiences that Norwegian Cruise Line is known for around the globe.

Regent Seven Seas Cruises Named New Ship to Launch in 2020, Seven Seas Splendor

Regent Seven Seas Cruises announced the name of its fifth ship, Seven Seas Splendor, scheduled for delivery in the first quarter of 2020. The second Explorer-Class ship will embody and enhance the elegance, style, luxury and high-end features and amenities that have made her sister-ship, Seven Seas Explorer, renowned as the most luxurious ship ever built with her launch in 2016.  The new all-suite, all-balcony ship will have a gross tonnage of 55,254 and double occupancy capacity of 750 guests.

All-New Cruise Norwegian App Introduced by Norwegian Cruise Line

Norwegian Cruise Line announced the introduction of the next generation of its booked guest mobile application, the Cruise Norwegian app. Designed to be the ideal travel companion from time of booking to day of disembarkation, the new Cruise Norwegian app features a multitude of functions that help provide a stress-free vacation experience, helping guests make the most of their time on and off the ship, as well as stay connected with their friends and family both on board and back home.  The Cruise Norwegian app is currently available for use on cruises aboard Norwegian Sky. The new app will be available on board Norwegian's newest ship, Norwegian Bliss, when she launches in 2018, and will be available fleet-wide by year-end 2018.

Elvis Duran, Top On-Air Personality, Named as Godfather of Norwegian Bliss

Elvis Duran, nationally syndicated radio and digital personality and on-air host of iHeartMedia's top rated, "Elvis Duran and the Morning Show" was recently named Godfather of the Company’s newest ship, Norwegian Bliss. As Godfather, Elvis will have an honorary role in the official ship christening ceremony on May 30, 2018 at Pier 66 in Seattle.

Itinerary Enhancements

The Norwegian Cruise Line brand announced several updates and enhancements to its itineraries for fall/winter 2019/20 deployment, which will feature a plethora of warm weather escapes to tropical paradises in the Caribbean, Bahamas & Florida and South America, as well as fall foliage sailings in Canada & New England. Most of the brand’s largest and newest vessels will each call a new city home in 2019. Itinerary highlights include Norwegian Bliss sailing to the Bahamas from New York, Norwegian Getaway cruising to the Western Caribbean from New Orleans, Norwegian Breakaway sailing to the Caribbean from Port Canaveral and Norwegian Epic, the youngest and largest contemporary ship to be based in San Juan, sailing to the Southern Caribbean.

Conference Call

The Company has scheduled a conference call for Thursday, February 22, 2018 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2017 results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 25 ships with approximately 50,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce seven additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 51-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule with no set dining times, a variety of entertainment options and no formal dress codes. Today, Norwegian invites guests to enjoy a relaxed, resort- style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodations options, including The Haven by Norwegian®, a luxury enclave with suites, private pool and dining, concierge service and personal butlers. Norwegian Cruise Line sails around the globe, offering guests the freedom and flexibility to explore the world on their own time and experience up to 27 dining options, award-winning entertainment, superior guest service and more across all of the brand’s 15 ships.

Celebrating its 15th anniversary in 2018, Oceania Cruises is the world’s leading culinary- and destination-focused cruise line. The line’s six intimate and luxurious ships which carry only 684 or 1,250 guests offer an unrivaled vacation experience featuring the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on more than 450 ports across Europe, Alaska, Asia, Africa, Australia, New Zealand, New England-Canada, Bermuda, the Caribbean, Panama Canal, Tahiti and the South Pacific and epic Around The World Voyages that range from 180 to 200 days.

Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. Seven Seas Mariner’s 2018 dry-dock refurbishment will conclude the line’s $125 million refurbishment program to elevate the elegance of the whole fleet to the standard set by Seven Seas Explorer. In early 2020, Regent will perfect luxury with the launch of Seven Seas Splendor. A voyage with Regent Seven Seas Cruises includes all-suite accommodations, round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers and a pre-cruise hotel package for guests staying in concierge-level suites and higher.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EBITDA Margin.  EBITDA adjusted for other income (expense), net and other supplemental adjustments, divided by Revenue.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships. Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Explorer Class Ships. Regent’s Seven Seas Explorer and a second ship on order, Seven Seas Splendor.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, Norwegian Cruise Line Holdings, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted ROIC, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate as supplemental financial measures as they are used by management to assess operating performance.  We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense and Adjusted EBITDA Margin is useful for period-over-period comparisons. Adjusted EBITDA and Adjusted EBITDA Margin are not defined terms under GAAP nor are they intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and they include other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. Our management believes the presentation of Adjusted ROIC, a non-GAAP financial measure, provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses this measure as a component of our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted ROIC may not be indicative of future adjustments or results.  For example, for the year ended December 31, 2016, we incurred a write-off of $11.2 million of deferred financing fees due to the refinancing of certain credit facilities, a similar write-off was not incurred in either of the years ended December 31, 2017 or December 31, 2015. We included this as an adjustment in the reconciliation of Adjusted Net Income since this amount was not representative of our day-to-day operations and we have included similar adjustments non-representative in prior periods.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; our expansion into and investments in new markets;  the risks and increased costs associated with operating internationally; breaches in data security or other disturbances to our information technology and other networks; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; the unavailability of attractive port destinations; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues; our inability to obtain adequate insurance coverage; future changes relating to how external distribution channels sell and market our cruises; pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jordan Kever
(305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue
Passenger ticket	$833,299	$758,549	$3,750,030	$3,388,954
Onboard and other	416,254	366,588	1,646,145	1,485,386
Total revenue	1,249,553	1,125,137	5,396,175	4,874,340
Cruise operating expense
Commissions, transportation and other	210,778	195,067	894,406	813,559
Onboard and other	69,039	68,470	319,293	298,886
Payroll and related	210,130	191,401	803,632	746,142
Fuel	94,252	86,645	361,032	335,174
Food	50,956	48,397	198,357	200,071
Other	118,284	105,130	486,924	456,393
Total cruise operating expense	753,439	695,110	3,063,644	2,850,225
Other operating expense
Marketing, general and administrative	185,841	161,462	773,755	666,156
Depreciation and amortization	133,079	115,015	509,957	432,495
Total other operating expense	318,920	276,477	1,283,712	1,098,651
Operating income	177,194	153,550	1,048,819	925,464
Non-operating income (expense)
Interest expense, net	(84,309)	(88,023)	(267,804)	(276,859)
Other income (expense), net	1,285	4,979	(10,401)	(8,302)
Total non-operating income (expense)	(83,024)	(83,044)	(278,205)	(285,161)
Net income before income taxes	94,170	70,506	770,614	640,303
Income tax benefit (expense)	4,627	1,726	(10,742)	(7,218)
Net income	$98,797	$72,232	$759,872	$633,085

Weighted-average shares outstanding
Basic	228,482,697	227,179,400	228,040,825	227,121,875
Diluted	230,196,680	227,821,878	229,418,326	227,850,286

Earnings per share
Basic	$0.43	$0.32	$3.33	$2.79
Diluted	$0.43	$0.32	$3.31	$2.78

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$98,797	$72,232	$759,872	$633,085
Other comprehensive income:
Shipboard Retirement Plan	(353)	174	(40)	497
Cash flow hedges:
Net unrealized gain (loss)	83,172	(110,797)	304,684	1,711
Amount realized and reclassified into earnings	5,202	19,311	36,795	95,969
Total other comprehensive income (loss)	88,021	(91,312)	341,439	98,177
Total comprehensive income (loss)	$186,818	$(19,080)	$1,101,311	$731,262

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$176,190	$128,347
Accounts receivable, net	43,961	63,215
Inventories	82,121	66,255
Prepaid expenses and other assets	216,065	153,276
Total current assets	518,337	411,093
Property and equipment, net	11,040,488	10,117,689
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	329,588	238,673
Total assets	$14,094,869	$12,973,911
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$619,373	$560,193
Accounts payable	53,433	38,002
Accrued expenses and other liabilities	513,717	541,753
Advance ticket sales	1,303,498	1,172,870
Total current liabilities	2,490,021	2,312,818
Long-term debt	5,688,392	5,838,494
Other long-term liabilities	166,690	284,873
Total liabilities	8,345,103	8,436,185
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 233,840,523 shares issued and 228,528,562 shares outstanding at December 31, 2017 and 232,555,937 shares issued and
227,243,976 shares outstanding at December 31, 2016	233	232
Additional paid-in capital	3,998,694	3,890,119
Accumulated other comprehensive income (loss)	26,966	(314,473)
Retained earnings	1,963,128	1,201,103
Treasury shares (5,311,961 ordinary shares at December 31, 2017 and December 31, 2016 at cost)	(239,255)	(239,255)
Total shareholders' equity	5,749,766	4,537,726
Total liabilities and shareholders' equity	$14,094,869	$12,973,911

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities
Net income	$759,872	$633,085
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	521,484	445,635
(Gain) loss on derivatives	(103)	79
Deferred income taxes, net	9,153	(2,448)
Write-off of deferred financing fees	6,705	18,930
Provision for bad debts and inventory	2,431	3,866
Share-based compensation expense	87,039	66,414
Changes in operating assets and liabilities:
Accounts receivable, net	15,050	(20,983)
Inventories	(17,129)	(9,184)
Prepaid expenses and other assets	(22,714)	(18,534)
Accounts payable	14,047	(5,755)
Accrued expenses and other liabilities	55,894	(6,410)
Advance ticket sales	154,012	134,971
Net cash provided by operating activities	1,585,741	1,239,666
Cash flows from investing activities
Additions to property and equipment, net	(1,372,214)	(1,092,091)
Net proceeds from sale of Hawaii land-based operations	499	-
Promissory note	165	-
Cash received on settlement of derivatives	2,346	131
Cash paid on settlement of derivatives	(35,694)	(36,954)
Net cash used in investing activities	(1,404,898)	(1,128,914)
Cash flows from financing activities
Repayments of long-term debt	(1,916,885)	(3,744,029)
Repayments to Affiliate	-	(18,522)
Proceeds from long-term debt	1,816,390	3,753,928
Proceeds from employee related plans	30,032	9,169
Net share settlement of restricted share units	(6,342)	-
Purchases of treasury shares	-	(49,999)
Deferred financing fees and other	(56,195)	(48,889)
Net cash used in financing activities	(133,000)	(98,342)
Net increase in cash and cash equivalents	47,843	12,410
Cash and cash equivalents at beginning of the year	128,347	115,937
Cash and cash equivalents at end of the year	$176,190	$128,347

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2017	2016	2017	2016

Passengers carried		650,812	575,344	2,519,324	2,337,311
Passenger Cruise Days		4,703,609	4,392,107	18,523,030	17,588,707
Capacity Days		4,552,267	4,201,051	17,363,422	16,376,063
Occupancy Percentage		103.3%	104.5%	106.7%	107.4%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016

Passenger ticket revenue	$833,299	$827,438	$758,549	$3,750,030	$3,760,886	$3,388,954
Onboard and other revenue	416,254	416,254	366,588	1,646,145	1,646,145	1,485,386
Total revenue	1,249,553	1,243,692	1,125,137	5,396,175	5,407,031	4,874,340
Less:
Commissions, transportation
and other expense	210,778	209,321	195,067	894,406	896,985	813,559
Onboard and other expense	69,039	69,039	68,470	319,293	319,293	298,886
Net Revenue	969,736	965,332	861,600	4,182,476	4,190,753	3,761,895
Non-GAAP Adjustment:
Deferred revenue (1)	-	-	-	-	-	1,057
Adjusted Net Revenue	$969,736	$965,332	$861,600	$4,182,476	$4,190,753	$3,762,952

Capacity Days	4,552,267	4,552,267	4,201,051	17,363,422	17,363,422	16,376,063

Gross Yield	$274.49	$273.20	$267.82	$310.78	$311.40	$297.65
Net Yield	$213.02	$212.06	$205.09	$240.88	$241.36	$229.72
Adjusted Net Yield	$213.02	$212.06	$205.09	$240.88	$241.36	$229.78

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016
Total cruise operating expense	$753,439	$750,878	$695,110	$3,063,644	$3,064,892	$2,850,225
Marketing, general and
administrative expense	185,841	184,845	161,462	773,755	773,028	666,156
Gross Cruise Cost	939,280	935,723	856,572	3,837,399	3,837,920	3,516,381
Less:
Commissions, transportation
and other expense	210,778	209,321	195,067	894,406	896,985	813,559
Onboard and other expense	69,039	69,039	68,470	319,293	319,293	298,886
Net Cruise Cost	659,463	657,363	593,035	2,623,700	2,621,642	2,403,936
Less: Fuel expense	94,252	94,252	86,645	361,032	361,032	335,174
Net Cruise Cost Excluding Fuel	565,211	563,111	506,390	2,262,668	2,260,610	2,068,762
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	768	768	792	3,292	3,292	3,167
Non-cash share-based compensation (2)	23,375	23,375	18,125	87,039	87,039	66,414
Secondary Equity Offering expenses (3)	487	487	-	949	949	-
Severance payments and other expenses (4)	513	513	2,737	2,912	2,912	8,223
Acquisition of Prestige expenses (5)	-	-	1,685	500	500	6,395
Contract renegotiation and termination expenses (6)	-	-	1,000	-	-	1,000
Other (7)	1,281	1,281	217	3,886	3,886	217
Adjusted Net Cruise Cost Excluding Fuel	$538,787	$536,687	$481,834	$2,164,090	$2,162,032	$1,983,346

Capacity Days	4,552,267	4,552,267	4,201,051	17,363,422	17,363,422	16,376,063

Gross Cruise Cost per Capacity Day	$206.33	$205.55	$203.89	$221.00	$221.03	$214.73
Net Cruise Cost per Capacity Day	$144.86	$144.40	$141.16	$151.11	$150.99	$146.80
Net Cruise Cost Excluding Fuel per Capacity Day	$124.16	$123.70	$120.54	$130.31	$130.19	$126.33
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$118.36	$117.89	$114.69	$124.63	$124.52	$121.11

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense.
(7) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$98,797	$72,232	$759,872	$633,085
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	768	792	3,292	3,167
Non-cash share-based compensation (2)	23,375	18,125	87,039	66,414
Secondary Equity Offering expenses (3)	487	-	949	-
Severance payments and other expenses (4)	513	2,737	2,912	8,223
Acquisition of Prestige expenses (5)	-	1,685	500	6,395
Deferred revenue (6)	-	-	-	1,057
Amortization of intangible assets (7)	7,569	5,267	30,273	21,069
Losses on extinguishments of debt (8)	23,859	27,962	23,859	27,962
Derivative adjustment (9)	-	-	-	(1,185)
Contract renegotiation and termination expenses (10)	-	2,502	-	2,502
Deferred financing fees and other (11)	-	(558)	-	11,156
Impairment on assets held for sale (12)	-	-	2,935	-
Tax adjustments (13)	148	(3,036)	(7,802)	(3,594)
Other (14)	1,281	-	3,886	-
Adjusted Net Income	$156,797	$127,708	$907,715	$776,251
Diluted weighted-average shares outstanding	230,196,680	227,821,878	229,418,326	227,850,286
Diluted earnings per share	$0.43	$0.32	$3.31	$2.78
Adjusted EPS	$0.68	$0.56	$3.96	$3.41

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(7) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(8) Losses on extinguishments of senior unsecured notes, which are included in interest expense, net, and legal expenses related to the extinguishments which are included in marketing, general and administrative expense.
(9) Losses and net gains for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses due to the dedesignation of certain fuel swaps. These adjustments are included in other income (expense), net.
(10) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense.
(11) Expenses primarily due to the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net. The year ended December 31, 2016 also includes a tax benefit adjustment.
(12) Impairment charge related to Hawaii land-based operations, which is included in depreciation and amortization expense.
(13) Tax benefits primarily due to reversal of prior years’ tax contingency reserves in 2017 and reversal of a valuation allowance in 2016.
(14) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$98,797	$72,232	$759,872	$633,085
Interest expense, net	84,309	88,023	267,804	276,859
Income tax (benefit) expense	(4,627)	(1,726)	10,742	7,218
Depreciation and amortization expense	133,079	115,015	509,957	432,495
EBITDA	311,558	273,544	1,548,375	1,349,657

Other (income) expense (1)	(1,285)	(4,979)	10,401	8,302
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	768	792	3,292	3,167
Non-cash share-based compensation (3)	23,375	18,125	87,039	66,414
Secondary Equity Offering expenses (4)	487	-	949	-
Severance payments and other expenses (5)	513	2,737	2,912	8,223
Acquisition of Prestige expenses (6)	-	1,685	500	6,395
Deferred revenue (7)	-	-	-	1,057
Contract renegotiation and termination expenses (8)	-	1,000	-	1,000
Other (9)	1,281	217	3,886	217
Adjusted EBITDA	$336,697	$293,121	$1,657,354	$1,444,432

Total Revenue	$1,249,553	$1,125,137	$5,396,175	$4,874,340
Adjusted EBITDA Margin	26.9%	26.1%	30.7%	29.6%

(1) Primarily consists of gains and losses, net for derivative contracts and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(8) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense.
(9) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Return on Invested Capital (Adjusted ROIC) was calculated as follows (in thousands):

Year Ended
December 31,
2017

Adjusted EBITDA (1)	$1,657,354
Less: Adjusted Depreciation and Amortization	476,749
Total	1,180,605
Total long-term debt plus shareholder's equity (2)	11,670,137
Adjusted Return on Invested Capital	10.1%

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.
(2) Calculation consists of a four quarter average of long-term debt and shareholder's equity.